Exhibit 10.1

September 1, 2016

William J. Amelio

Dear Bill:

We are pleased that you have agreed to serve as the Chief Executive Officer of Avnet, Inc. (the “Company”).  This letter replaces the letter dated July 10, 2016, in its entirety.

1.Position and Term.  On and after the date hereof,  you shall serve as Chief Executive Officer of the Company.  In addition, you will continue to serve without additional compensation as a member of the Board of Directors of the Company (the “Board”).    Except with respect to the restrictive covenants set forth in Annex A, this letter may be cancelled by either party upon written notice at any time.  The period for which you will serve as the Chief Executive Officer of the Company is referred to herein as the “Term.”

2.Base Salary.  During the Term, you will be paid a base salary of at least $850,000 per annum.  The base salary will be paid in accordance with the Company’s standard payroll procedures.

3.Bonus.  The target amount for your annual cash incentive shall be no less than 150% of your base salary.  Any bonus will be determined based upon the achievement of specific financial and strategic targets in the sole discretion of the Compensation Committee of the Board.

4.Equity Grants.  On July 11, 2016, you received a long-term incentive award with a total grant value equal to $2 million.  In addition to the awards previously granted to you, you will be eligible to participate in the Company’s various stock option and other equity incentive plans as in effect from time to time, subject to the terms of such plans.

5.Employee Benefits.  You will be eligible to participate in the Company’s employee benefit plans on the same basis as other senior executives, in accordance with the terms of such plans as they may be amended from time-to-time.

6.Severance.  If the Company terminates your employment without Cause, you will receive a lump sum payment equal to your base annual salary and your target bonus for the year in which the termination occurs.  For purposes hereof, “Cause” includes, but is not limited to, your gross misconduct, breach of any material term of this letter, willful breach, habitual neglect or wanton disregard of your duties, or conviction of any criminal act.

7.Relocation.  You will establish a residence in the Phoenix area by December 31, 2016.  The Company will reimburse the reasonable and customary expenses associated with your relocation.  Effective as of December 31,  2016, the Company will cease reimbursing you for commuting expenses.

8.Restrictive Covenants.   You agree to the restrictive covenants set forth in Annex A, which is attached hereto.

9.Tax Withholding.  All amounts payable to you by the Company are subject to all applicable tax withholdings.  In addition, you acknowledge that this letter shall be interpreted consistent with the intent to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, such that there are no adverse tax consequences, interest, or penalties as a result of any amount paid or payable pursuant to this letter.

10.Recoupment.    Any incentive or bonus payment made to you shall be subject to the terms and conditions of the Company’s recoupment or clawback policy, as in effect and amended from time to time, including disgorgement or repayment to the extent required by such policy.

11.Entire Agreement/Governing Law.  This letter supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, including that certain letter agreement dated July 10, 2016, and constitutes the complete agreement between you and the Company regarding your position as Chief Executive Officer.   This letter shall be construed, interpreted and governed by the law of the State of Arizona, without giving effect to principles regarding conflict of laws.

12.Counterparts.  This letter may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

13.Headings.  Headings in this letter are for reference only and shall not be deemed to have any substantive effect.

We are very excited to have you in a leadership role during this exciting time for the Company.  Please confirm your agreement to the terms specified in this letter by signing below.

Sincerely,

By:  /s/ William H. Schumann____

Name: William H. Schumann

Title: Chairman of the Board

AGREED AND ACKNOWLEDGED:

/s/ William J. Amelio____________
William J. Amelio

Annex A

Restrictive Covenants

The Chief Executive Officer acknowledges and recognizes (i) his possession of Confidential Information (as defined in Section b., below), (ii) the highly competitive nature of the business of the Company and its affiliates and subsidiaries, which is worldwide in scope, and (iii) that reasonable restrictions on the Chief Executive Officer’s future business endeavors and the Chief Executive Officer’s ability to disclose Confidential Information are necessary to protect valuable client and customer relationships of the Company.  Accordingly, in consideration of the premises contained herein, the Chief Executive Officer agrees to the restrictions set forth in this Annex A.

a. Non-Competition.  The Chief Executive Officer agrees that during the Term and for one (1) year thereafter, he shall not, either individually or as an officer, director, stockholder, member, partner, agent, employee, consultant, principal, or committee-member of another business firm or sole proprietorship, (i) engage in, or be connected in any manner with, any business operating anywhere in the world that is in direct or indirect competition with any active business of the Company or any of its affiliates or subsidiaries, or any planned business of the Company or any of its affiliates or subsidiaries of which the Chief Executive Officer is aware (each a “Competitive Business”); (ii) be employed by an entity or person that controls a Competitive Business; or (iii) directly or indirectly solicit any customer or client of the Company or any of its affiliates or subsidiaries; provided, however, that the restrictions set forth in this section shall not prohibit the Chief Executive Officer from being a passive shareholder of a public company if the Chief Executive Officer owns less than one percent (1%) of such company.

b. Confidential Information.  The Chief Executive Officer agrees that he shall not, at any time during the term of this Agreement or thereafter, disclose to another, or use for any purpose other than performing his duties and responsibilities under this Agreement, any Confidential Information.  For purposes of this Agreement, Confidential Information includes all trade secrets and confidential information of the Company and its affiliates and subsidiaries including, but not limited to, the Company’s unique business methods, processes, operating techniques and “know-how” (all of which have been developed by the Company or its affiliates and subsidiaries through substantial effort and investment), profit and loss results, market and supplier strategies, customer identity and needs, information pertaining to employee effectiveness and compensation, inventory strategy, product costs, gross margins, and other information relating to the affairs of the Company and its affiliates and subsidiaries that Chief Executive Officer shall have acquired during his employment with the Company.

c. Non-Solicitation of Employees.  The Chief Executive Officer agrees that he shall not, at any time while employed by the Company and for three  (3) years thereafter, directly or indirectly solicit or induce any of the employees of the Company or any of its affiliates or subsidiaries to terminate employment with their employer.